INSPIREMD, INC.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED JUNE 30, 2012

INSPIREMD, INC.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED JUNE 30, 2012

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2
CONSOLIDATED FINANCIAL STATEMENTS:
Consolidated Balance Sheets	F-3 - F-4
Consolidated Statements of Operations	F-5
Consolidated Statements of Changes in Equity (Capital Deficiency)	F-6
Consolidated Statements of Cash Flows	F-7
Notes to the Consolidated Financial Statements	F-8 - F-45

The amounts are stated in U.S. dollars in thousands

 _____________________

___________________________________

_____________________

Report of Independent Registered Public Accounting Firm

To the shareholders of

InspireMD, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in equity (capital deficiency) and cash flows present fairly, in all material respects, the financial position of InspireMD, Inc. (the “Company”) and its subsidiaries at June 30, 2012, and the results of its operations and its cash flows for the twelve months ended June 30, 2012 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has had recurring losses, negative cash flows from operating activities and has significant future commitments that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Tel Aviv, Israel	/s/ Kesselman & Kesselman
January 3, 2013	Certified Public Accountants (Isr.) A member of PricewaterhouseCoopers International Limited

F-2

INSPIREMD, INC.

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands)

	June 30
	2012	2011
	(Audited)	(Unaudited)

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$10,284	$8,070
Restricted cash	37	343
Accounts receivable:
Trade	1,824	614
Other	264	185
Prepaid expenses	93	71
Inventory:
On hand	1,744	1,471
On consignment	63	82
Total current assets	14,309	10,836

PROPERTY, PLANT AND EQUIPMENT, net	462	304

NON-CURRENT ASSETS:
Deferred debt issuance costs	961	8
Fund in respect of employee rights upon retirement	282	195
Total non-current assets	1,243	203
Total assets	$16,014	$11,343

The accompanying notes are an integral part of the consolidated financial statements.

F-3

INSPIREMD, INC.

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands)

	June 30
	2012	2011
	(Audited)	(Unaudited)
LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Current maturities of long-term loan		$268
Accounts payable and accruals:
Trade	$441	763
Other	2,925	2,344
Advanced payment from customers	174	544
Deferred revenues	10
Total current liabilities	3,550	3,919

LONG-TERM LIABILITIES:
Liability for employees rights upon retirement	354	264
Convertible loans	5,018
Contingently redeemable warrants	1,706
Total long-term liabilities	7,078	264

COMMITMENTS AND CONTINGENT LIABILITIES (Note 9)
Total liabilities	10,628	4,183

EQUITY:

Common stock, par value $0.0001 per share; 125,000,000 shares authorized; 17,040,040 and 16,046,290 shares issued and outstanding at June 30, 2012 and 2011, respectively	2	2
Additional paid-in capital	49,106	33,283
Accumulated deficit	(43,722)	(26,125)
Total equity	5,386	7,160
Total liabilities and equity	$16,014	$11,343

The accompanying notes are an integral part of the consolidated financial statements.

F-4

INSPIREMD, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(U.S. dollars in thousands, except per share data)

	Year ended June 30
	2012	2011
	(Audited)	(Unaudited)

REVENUES	$5,349	$4,670
COST OF REVENUES	2,849	2,419
GROSS PROFIT	2,500	2,251
OPERATING EXPENSES:
Research and development	3,988	1,658
Selling and marketing	2,174	1,644
General and administrative (including $9,549 and $786 of share-based compensation for years ended June 30, 2012 (audited) and 2011 (unaudited), respectively)	13,883	4,177
Total operating expenses	20,045	7,479
LOSS FROM OPERATIONS	(17,545)	(5,228)
FINANCIAL EXPENSES (INCOME), net	38	912
LOSS BEFORE TAX EXPENSES	(17,583)	(6,140)
TAX EXPENSES	14	37
NET LOSS	$(17,597)	$(6,177)
NET LOSS PER SHARE - basic and diluted	$(1.04)	$(0.48)
WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES USED IN COMPUTING NET LOSS PER SHARE - basic and diluted	16,707,599	13,354,346

The accompanying notes are an integral part of the consolidated financial statements.

F-5

INSPIREMD, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (CAPITAL DEFICIENCY)

	Ordinary shares
	Number of shares	Par value	Additional paid-in capital	Accumulated deficit	Total equity (capital deficiency)
		U.S. dollars in thousands
BALANCE AT JULY 1, 2010 (Unaudited)	12,372,615	$1	$19,300	$(19,948)	$(647)
CHANGES DURING 2011:
Net loss				(6,177)	(6,177)
Employee and non-employee share-based compensation expenses			3,946		3,946
Conversion of convertible loan	131,556	*	768		768
Issuance of ordinary shares, net of $257 issuance cost	3,542,119	1	9,269		9,270
BALANCE AT JUNE 30, 2011 (Unaudited)	16,046,290	2	33,283	(26,125)	7,160
CHANGES DURING 2012:
Net loss				(17,597)	(17,597)
Employee and non-employee share-based compensation expenses	748,446	*	10,554		10,554
Acquisition and cancellation of shares	(4,696)	*	(21)		(21)
Exercise of options by employee	250,000	*	1,500		1,500
Beneficial conversion feature of convertible loan			3,790		3,790
BALANCE AT JUNE 30, 2012 (Audited)	17,040,040	2	$49,106	$(43,722)	$5,386

* Represents an amount less than $1

The accompanying notes are an integral part of the consolidated financial statements.

F-6

INSPIREMD, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands)

	Year ended June 30,
	2012	2011
	(Audited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(17,597)	$(6,177)
Adjustments required to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment	120	80
Loss from sale of property, plant and equipment		15
Change in liability for employees right upon retirement	72	124
Financial expenses (income)	(65)	658
Share-based compensation expenses	10,554	1,909
Gains on amounts funded in respect of employee rights upon retirement, net	(1)	(9)
Changes in operating asset and liability items:
Decrease (increase) in prepaid expenses	(22)	18
Increase in trade receivables	(1,210)	(676)
Increase in other receivables	(93)	(51)
Decrease in inventory on consignment	19	237
Increase in inventory on hand	(273)	(558)
Increase (decrease) in trade payables	(322)	233
Increase (decrease) in deferred revenues	10	(304)
Increase in other payable and advance payment from customers	228	1,229
Net cash used in operating activities	(8,580)	(3,272)
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease (increase) in restricted cash	306	(88)
Purchase of property, plant and equipment	(290)	(75)
Proceeds from sale of property, plant and equipment	12	29
Amounts funded in respect of employee rights upon retirement, net	(71)	(80)
Net cash used in investing activities	(43)	(214)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible loan and warrants, net of issuance costs of $1,132 in the year ended June 30, 2012	9,868
Proceeds from issuance of shares and warrants, net of issuance costs of $1,067, in the year ended June 30, 2011		11,495
Exercise of options	1,500
Proceeds from convertible loan at fair value through profit or loss, net of $60 issuance costs		1,073
Repayment of long-term loan	(281)	(375)
Acquisition and cancellation of shares	(21)
Repayment of loans from shareholders		(20)
Repayment of convertible loans		(1,000)
Net cash provided by financing activities	11,066	11,173
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(229)	13
INCREASE IN CASH AND CASH EQUIVALENTS	2,214	7,700
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	8,070	370
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF PERIOD	10,284	8,070

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Taxes on income paid	$17	$45
Interest paid	$225	$57

The accompanying notes are an integral part of the consolidated financial statements.

F-7

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -	DESCRIPTION OF BUSINESS

InspireMD, Inc., formerly Saguaro Resources, Inc., (the “Company”), a public company, is a Delaware corporation formed on February 29, 2008. On March 28, 2011, the Company changed its name to InspireMD, Inc.

On December 29, 2010, the Company entered into a Share Exchange Agreement (the “Exchange Agreement”) by and among the Company and InspireMD Ltd., a limited company incorporated under the laws of the State of Israel in April 2005. Subsequent to the date of execution of the Exchange Agreement, shareholders of InspireMD Ltd., holding 91.7% of InspireMD Ltd.’s issued and outstanding ordinary shares, executed a joinder to the Exchange Agreement and became parties thereto (the “InspireMD Shareholders”). Pursuant to the Exchange Agreement, on March 31, 2011, the InspireMD Shareholders transferred all of their ordinary shares in InspireMD Ltd. to the Company in exchange for 11,617,977 newly issued shares of common stock of the Company (the “Initial Share Exchange”). In addition, the remaining holders of InspireMD Ltd.’s ordinary shares separately transferred all of their ordinary shares of InspireMD Ltd. to the Company, in exchange for an aggregate of 1,048,689 newly issued shares of common stock of the Company (the “Follow Up Share Exchange”) and, together with the Initial Share Exchange, the “Share Exchange”). As a result of the Share Exchange, InspireMD Ltd. became a wholly owned subsidiary of the Company.

The Share Exchange was accounted for as a reverse recapitalization, equivalent to the issuance of stock by InspireMD Ltd. for the net monetary assets of the Company. Accordingly, the historical financial statements of the Company reflect the historical operations and financial statements of InspireMD Ltd.

The Company, together with its subsidiaries, is a medical device company focusing on the development and commercialization of its proprietary stent platform technology, MGuard™. MGuard™ provides embolic protection in stenting procedures by placing a micron mesh sleeve over a stent. The Company’s initial products are marketed for use in patients with acute coronary syndromes, notably acute myocardial infarction (heart attack) and saphenous vein graft coronary interventions (bypass surgery). The Company markets its products through distributors in international markets, mainly in Europe and Latin America.

In addition, the Company operates in Germany through its wholly-owned subsidiary, InspireMD GmbH, a German limited liability company incorporated in November 2007, where the Company subcontracts the manufacturing of its stents.

On December 19, 2012, the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment of the Company’s Amended and Restated Certificate of Incorporation to effect a one-for-four reverse stock split of its common stock (the “Reverse Stock Split”), which decreased the number of common shares issued and outstanding from approximately 72.1 million shares to approximately 18.0 million shares. The Company’s authorized common shares were not affected by the Reverse Stock Split. All related share and per share data have been retroactively applied to the financial statements and their related notes for all periods presented.

The Company has had recurring losses and negative cash flows from operating activities and has significant future commitments. For the year ended June 30, 2012, the Company had losses of approximately $17.6 million and negative cash flows from operating activities of approximately $8.6 million. The Company’s management believes that its working capital as of June 30, 2012 of approximately $10.8 million should enable it to continue funding the negative cash flows from operating activities until October 2013, when its 2012 Convertible Debentures (defined and described in Note 6a) are subject to a noncontingent redemption option that could require the Company to make a payment of $13.3 million, including accrued interest. Since the Company expects to continue incurring negative cash flows from operations and in light of the cash requirement in connection with the 2012 Convertible Debentures, there is substantial doubt about the Company’s ability to continue operating as a going concern. These financial statements include no adjustments of the values of assets and liabilities and the classification thereof, if any, that will apply if the Company is unable to continue operating as a going concern.

F-8

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Company will need to raise further capital at some future point in time, through the sale of additional equity securities or debt. The Company’s future capital requirements and the adequacy of the Company’s available funds will depend on many factors, including the Company’s ability to successfully commercialize the Company’s MGuardTM products, development of future products, competing technological and market developments, and the need to enter into collaborations with other companies or acquire other companies or technologies to enhance or complement the Company’s product offerings. However, the Company may be unable to raise sufficient additional capital when the Company will need it or with favorable terms. The terms of any securities issued by the Company in future financing may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of any of the Company’s securities then outstanding. If the Company is unable to obtain adequate funds on reasonable terms, the Company will need to curtail operations significantly, including possibly postponing or halting the Company’s Unites States of America (“U.S.”) Food and Drug Administration clinical trials or entering into financing agreements with unattractive terms.

NOTE 2 -	SIGNIFICANT ACCOUNTING POLICIES

a.	Accounting principles

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

b.	Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates using assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting periods. Actual results could differ from those estimates.

As applicable to these consolidated financial statements, the most significant estimates and assumptions relate to inventory write-off, provisions for returns, legal contingencies, estimation of the fair value of share-based compensation and estimation of the fair value of warrants.

c.	Functional currency

The currency of the primary economic environment in which the operations of the Company and its subsidiaries are conducted is the U.S. dollar (“$” or “dollar”). Accordingly, the functional currency of the Company and of the subsidiaries is the dollar.

The dollar figures are determined as follows: transactions and balances originally denominated in dollars are presented in their original amounts. Balances in foreign currencies are translated into dollars using historical and current exchange rates for non-monetary and monetary balances, respectively. The resulting translation gains or losses are recorded as financial income or expense, as appropriate. For transactions reflected in the statements of operations in foreign currencies, the exchange rates at transaction dates are used. Depreciation and changes in inventories and other changes deriving from non-monetary items are based on historical exchange rates.

F-9

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

d.	Principles of consolidation

The consolidated financial statements include the accounts of the Company and of its subsidiaries. Intercompany transactions and balances have been eliminated upon consolidation.

e.	Cash and cash equivalents

The Company considers all highly liquid investments, which include short-term bank deposits (up to three months from date of deposit), that are not restricted as to withdrawal or use, to be cash equivalents.

f.	Restricted cash

The Company maintains certain cash amounts restricted as to withdrawal or use, related to credit cards. Restricted cash is denominated in dollars and New Israel Shekel (“NIS”). See also Note 9c(2).

g.	Concentration of credit risk and allowance for doubtful accounts

Financial instruments that may potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents and restricted cash, which are deposited in major financial institutions in the “U.S.”, Israel and Germany, and trade accounts receivable. The Company’s trade accounts receivable are derived from revenues earned from customers from various countries. The Company performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral from its customers. The Company also has a credit insurance policy for some of its customers. The Company maintains an allowance for doubtful accounts receivable based upon the expected ability to collect the accounts receivable. The Company reviews its allowance for doubtful accounts quarterly by assessing individual accounts receivable and all other balances based on historical collection experience and an economic risk assessment. If the Company determines that a specific customer is unable to meet its financial obligations to the Company, the Company provides an allowance for credit losses to reduce the receivable to the amount management reasonably believes will be collected. To mitigate risks, the Company deposits cash and cash equivalents with high credit quality financial institutions.

Provisions for doubtful accounts receivable are netted against “Accounts receivable-Trade.”

h.	Inventory

Inventories include finished goods, work in process and raw materials.  Inventories are stated at the lower of cost (cost is determined on a “first-in, first-out” basis) or market value. The Company’s inventories generally have a limited shelf life and are subject to impairment as they approach their expiration dates. The Company regularly evaluates the carrying value of the Company’s inventories and when, in the Company’s opinion, factors indicate that impairment has occurred, the Company establishes a reserve against the inventories’ carrying value. The Company’s determination that a valuation reserve might be required and the quantification of such reserve require management to utilize significant judgment. With respect to inventory on consignment, see Note 2k.

F-10

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

i.	Property, plant and equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets: over three years for computers and other electronic equipment, five years for vehicles and seven to fifteen years for office furniture and equipment and machinery and equipment (mainly seven years). Leasehold improvements are amortized on a straight-line basis over the term of the lease, which is shorter than the estimated life of the improvements.

j.	Impairment of property, plant and equipment

The Company reviews its property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the sum of the expected future cash flows (undiscounted and without interest charges) of the property, plant and equipment is less than the carrying amount of such assets, an impairment loss would be recognized, and the assets would be written down to their estimated fair values.

To date, the Company has not recorded any impairment charges relating to its property, plant and equipment.

k.	Revenue recognition

Revenue is recognized when delivery has occurred, evidence of an arrangement exists, title and risks and rewards for the products are transferred to the customer, collection is reasonably assured and product returns can be reliably estimated. When product returns can be reliably estimated a provision is recorded, based on historical experience, and deducted from revenues. The provision for product returns and related costs are included in “Accounts payable and accruals-other” under “Current liabilities” and “Inventory-On consignment,” respectively.

When returns cannot be reliably estimated, both related revenues and costs are deferred, and presented under “Deferred revenues” and “Inventory-On consignment,” respectively.

As of June 30, 2012, there are no deferred revenues related to sales for which the rate of return cannot be reliably estimated.

The Company’s revenue arrangements may contain delivery of free products upon the achievement of sales targets. Each period, the Company estimates the amount of free products to which these distributors will be entitled based upon the expected achievement of sales targets and defers a portion of revenues accordingly.

The Company recognizes revenue net of value added tax (VAT).

l.	Research and development costs

Research and development costs are charged to the statement of operations as incurred.

m.	Share-based compensation

Employee option awards are classified as equity awards and accounted for using the grant-date fair value method. The fair value of share-based awards is estimated using the Black-Scholes valuation model and expensed over the requisite service period, net of estimated forfeitures. The Company estimates forfeitures based on historical experience and anticipated future conditions.

F-11

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Company elected to recognize compensation expenses for awards with only service conditions that have graded vesting schedules using the accelerated multiple option approach.

The Company accounts for equity instruments issued to third party service providers (non-employees), by recording the fair value of the options granted using an option pricing model, at each reporting period, until awards are vested in full. The expense is recognized over the vesting period using the accelerated multiple option approach.

However, when the grant relates to options granted to third parties as consideration for introducing investors to the Company, the costs are recorded as issuance costs, of the various financial instruments issued.

In addition, certain share-based awards of the Company are performance based and dependent upon achieving certain goals. With respect to these awards, the company estimates the expected pre-vesting award probability that the performance conditions will be achieved. The Company only recognizes expense for the shares that are expected to vest.

n.	Uncertain tax positions

The Company follows a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit. If under the first step a tax provision is assessed to be more likely than not of being sustained on audit, the second step is performed, under which the tax benefit is measured as the largest amount that is more than 50% likely to be realized upon ultimate settlement. Such liabilities are classified as long-term, unless the liability is expected to be resolved within twelve months from the balance sheet date. The Company’s policy is to include interest and penalties related to unrecognized tax benefits within “Financial expenses (income)-net”.

o.	Deferred income taxes

Deferred taxes are determined utilizing the “asset and liability” method based on the estimated future tax effects of differences between the financial accounting and tax bases of assets and liabilities under the applicable tax laws, and on tax rates anticipated to be in effect when the deferred taxes are expected to be paid or realized. The Company assesses realization of deferred income tax assets and, based on all available evidence, concludes whether it is more likely than not that the net deferred income tax assets will be realized. A valuation allowance is provided for the amount of deferred income tax assets not considered to be realizable.

The Company may incur additional tax liability in the event of intercompany dividend distributions by its subsidiary. Such additional tax liability in respect of these foreign subsidiaries has not been provided for in these financial statements as it is the Company’s policy to permanently reinvest the subsidiaries’ earnings and to consider distributing dividends only when this can be facilitated in connection with a specific tax opportunity that may arise.

Taxes that would apply in the event of disposal of investments in the foreign subsidiary have not been taken into account in computing the deferred taxes, as it is the Company’s intention to hold, and not to realize, this investment.

F-12

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

p.	Advertising

Costs related to advertising and promotion of products are charged to sales and marketing expense as incurred. Advertising expenses were $590 thousand and $386 thousand for the years ended June 30, 2012 and 2011, respectively.

q.	Net loss per share

Basic and diluted net loss per share is computed by dividing the net loss for the year by the weighted average number of ordinary shares outstanding during the year. The calculation of diluted net loss per share excludes potential ordinary shares as the effect is anti-dilutive. Potential ordinary shares are comprised of incremental ordinary shares issuable upon the exercise of share options, warrants and convertible loans.

For the years ended June 30, 2012 and 2011, all ordinary shares underlying outstanding options, warrants and convertible loans have been excluded from the calculation of the diluted loss per share since their effect was anti-dilutive. The total number of ordinary shares related to outstanding options, warrants and convertible loans excluded from the calculations of diluted loss per share were 8,117,577 and 4,056,060 for the years ended June 30, 2012 and 2011, respectively.

r.	Segment reporting

The Company has one operating and reportable segment.

s.	Factoring of receivables

The Company entered into factoring agreements amounting to $1,200 thousand during the year ended June 30, 2011, with certain banking institutions on a non-recourse basis. The factoring of trade receivables under these agreements were accounted for as sales. Under the terms of these factoring agreements, the Company transferred ownership of eligible trade receivables without recourse to the respective banking institutions in exchange for cash. Proceeds on the transfers reflect the face value of the account less a discount. The discounts, of $12 thousand during the year ended June 30, 2011, were recorded to “Financial expenses (income)-net” within the Consolidated Statements of Operations. There were no such factoring agreements for the year ended June 30, 2012.

The receivables sold pursuant to these factoring agreements are excluded from “Accounts receivable-Trade” on the Consolidated Balance Sheets and are reflected as cash provided by operating activities on the Consolidated Statements of Cash Flows. The banking institution had no recourse to the Company’s assets for failure of debtors to pay when due.

The related commissions on the sales of trade receivables sold under these factoring agreements amounting to $0 thousand and $23 thousand during the years ended June 30, 2012 and 2011, respectively, were recorded to “Financial expenses (income)-net” within the Consolidated Statements of Operations.

t.	Fair value measurement:

The Company measures fair value and discloses fair value measurements for financial assets and liabilities. Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The accounting standard establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described below:

F-13

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible and considers counterparty credit risk in its assessment of fair value.

u.	Put warrants

Put warrants that embody an obligation to repurchase the Company’s equity shares, or are indexed to such an obligation, and that require or may require the Company to settle the obligation by transferring assets are within the scope of Accounting Standards Codification (“ASC”) 480-10-25-8, and are recognized as a liability and measured at fair value at each reporting date, with changes in fair value recorded in earnings. See Note 6a(4)(A).

v.	Beneficial conversion feature (“BCF”)
When the Company issues convertible debt, if the stock price is greater than the effective conversion price (after allocation of the total proceeds) on the measurement date, the conversion feature is considered "beneficial" to the holder. If there is no contingency, this difference is treated as issued equity and reduces the carrying value of the host debt; the discount is accreted as deemed interest on the debt. See Note 6a(4)(B).

w.	Embedded derivatives

Embedded derivatives in debt contracts that are not clearly and closely related to the host debt are bifurcated and accounted for separately. Those embedded derivatives are measured at fair value each reporting date, with changes in fair value recorded in earnings. See Note 6a(4)(B).

x.	Allocation of issuance proceeds

The Company allocated proceeds from its issuance of debt that was sold with detachable warrants that are classified as liability as follows: first to the warrants based on their full fair value; then to any embedded derivatives in the debt that require bifurcation at their fair values; then the residual amount of the proceeds to the debt. See Note 6a(4)(B).

y.	Newly adopted accounting guidance

Fair value measurement

In May 2011, the FASB issued Accounting Standards Update No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). ASU 2011-04 changes certain fair value measurement principles and clarifies the application of existing fair value measurement guidance. These amendments include, among others, (1) the application of the highest and best use and valuation premise concepts, (2) measuring the fair value of an instrument classified in a reporting entity’s shareholders’ equity and (3) disclosing quantitative information about the unobservable inputs used within the Level 3 hierarchy.

F-14

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Effective January 1, 2012, the Company adopted ASU 2011-04. The adoption of this accounting standards update did not have a material impact on the Company’s consolidated financial statements.

NOTE 3 -	FAIR VALUE MEASURMENT

Items Measured at Fair Value on a Recurring Basis

a.	The following table summarizes the balances for those financial liabilities where fair value measurements are estimated utilizing Level 2 and Level 3 inputs:

	Level	June 30, 2012
		($ in thousands)
2012 Warrants at fair value	2	1,706
Embedded derivative	3	49
		$1,755

b.	The following tables summarize the activity for those financial liabilities where fair value measurements are estimated utilizing Level 3 inputs:

	Embedded Derivative	Convertible Loan
	($ in thousands)	($ in thousands)

Balance as of July 1, 2010 (Unaudited)	$-	$-
Issuances		1,133
Total losses (gains) (realized and unrealized) - included in earnings - Financial expenses (income), net		535
Conversion to Company’s shares of common stock		(668)
Redemption		(1,000)
Balance as of June 30, 2011 (Unaudited)	-	-
Issuances	8
Total losses (gains) (realized and unrealized) - included in earnings - Financial expenses (income), net	41
Balance as of June 30, 2012 (Audited)	$49	$-

Level 3 liabilities include an embedded derivative related to the Company’s senior secured convertible debenture due April 5, 2014, as described in Note 6a. The Company values the Level 3 embedded derivative using an internally developed valuation model, whose inputs include recovery rates, credit spreads, stock prices, and volatilities, as described below.

In calculating the fair value of embedded derivative, the Company used the following assumptions: Company’s credit spread of 23.1% and 26.5% for the transaction date and for June 30, 2012, respectively, Company’s recovery rate of 49.8% and 49.8% for the transaction date and forJune 30, 2012, respectively, probability of non-financial event of default 5% and 5% for the transaction date and for June 30, 2012, respectively.

F-15

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The credit spread is the yield to maturity of risky bonds over risk free bonds and was based on an average of sample comparable companies.

The recovery rate is the estimated amount to be recovered through bankruptcy procedures in event of a default, expressed as a percentage of face value.

A non-financial event of default is a contractual event of default which does not result from a declining financial standing of the Company.

The fair value of the warrants included in Level 2 is estimated using the Black & Scholes model.

In calculating the fair value of warrants, the Company used the following assumptions: expected term of 5 and 4.76 years for the transaction date and for June 30, 2012, respectively; expected volatility of 66.1% and 69.6% for the transaction date and for June 30, 2012, respectively; risk-free interest rate of 1.01% and 0.72% for the transaction date and for June 30, 2012, respectively; and dividend yield of 0%.

The carrying amounts of financial instruments included in working capital approximate their fair value either because these amounts are presented at fair value or due to the relatively short-term maturities of such instruments. The carrying amount of the Company’s other financial long-term assets and other financial long-term liabilities (other than the debentures) approximate their fair value. The fair value of the Company’s senior secured convertible debenture due April 5, 2014 approximates the carrying amount (after considering the BCF, as described in Note 6a).

NOTE 4 -	PROPERTY, PLANT AND EQUIPMENT

a.	Composition of assets, grouped by major classifications, is as follows:

	June 30
	2012	2011
	($ in thousands)
	(Audited)	(Unaudited)
Cost:
Computer equipment	142	99
Office furniture and equipment	83	55
Machinery and equipment	598	454
Leasehold improvements	111	47
	934	655
Less - accumulated depreciation and amortization	(472)	(351)
Net carrying amount	$462	$304

b.	Depreciation and amortization expenses totaled approximately $120 thousand and $80 thousand for the years ended June 30, 2012 and 2011, respectively.

NOTE 5 -	LIABILITY FOR EMPLOYEES RIGHT UPON RETIREMENT

Israeli labor law generally requires payment of severance pay upon dismissal of an employee or upon termination of employment in certain other circumstances.

F-16

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Pursuant to section 14 of the Israeli Severance Compensation Act, 1963, some of the Company’s employees are entitled to have monthly deposits, at a rate of 8.33% of their monthly salary, made in their name with insurance companies. Payments in accordance with section 14 relieve the Company from any future severance payments to these employees.

The severance pay liability of the Company for the rest of its employees, which reflects the undiscounted amount of the liability, is based upon the number of years of service and the latest monthly salary. The severance pay liability is partly covered by insurance policies and by regular deposits with recognized severance payment funds. The Company may only make withdrawals from the amounts funded for the purpose of paying severance pay. The severance pay expenses were approximately $177 thousand and $149 thousand in the years ended June 30, 2012 and 2011, respectively.

Defined contribution plan expenses were $206 and $72 in the years ended June 30, 2012 and 2011, respectively. Gain on amounts funded with respect to employee rights upon retirement totaled to approximately $1 thousand and $9 thousand for the years ended June 30, 2012 and 2011, respectively.

The Company expects contribution plan expenses in fiscal year 2013 to be approximately $198 thousand.

NOTE 6 -	convertible LOANS

a.	On April 5, 2012, the Company issued senior secured convertible debentures (the “2012 Convertible Debentures”) due April 5, 2014 in the original aggregate principal amount of $11,702,128 and five-year warrants (the “2012 Warrants”) to purchase an aggregate of 835,866 shares of its common stock at an exercise price of $7.20 per share in a private placement transaction in exchange for aggregate gross proceeds of $11,000 thousand. The 2012 Convertible Debentures bear interest at an annual rate of 8% (payable quarterly beginning on July 1, 2012) and are convertible at any time into shares of common stock at an initial conversion price of $7.00 per share.

The relevant features of the 2012 Convertible Debentures and 2012 Warrants are summarized below:

1)	2012 Convertible Debentures

A.	Conversion and contingent conversion

The 2012 Convertible Debentures, including accrued interest on such 2012 Convertible Debentures, are convertible at any time, in whole or part, at the option of the holders into shares of common stock at an initial conversion price of $7.00 per share, subject to adjustment for stock splits, fundamental transactions or similar events and an additional conversion adjustment described below.

The number of conversion shares issuable upon a conversion shall be determined by the quotient obtained by dividing (x) the sum of (a) the outstanding principal amount to be converted, (b) at the option of the holder, a portion or all of any accrued and unpaid interest to be converted and (c) the conversion adjustment amount by (y) the conversion price. The “conversion adjustment amount” is calculated by multiplying the principal amount being converted by a fraction, the numerator of which is (a) the number of days elapsed from the original issue date multiplied by (b) .021917808; and the denominator of which is 100. The maximum number of days elapsed to be used in calculating the conversion adjustment amount will not be greater than 548 days regardless of the actual number of days elapsed from the original issue date.

F-17

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Company may force conversion of the 2012 Convertible Debentures if the closing bid price of the Company’s common stock equals or exceeds 165% of the conversion price for twenty consecutive trading days, the minimum daily trading volume for such period is $1,100 thousand, all of the underlying shares during such period are either registered for resale with the Securities and Exchange Commission or eligible for resale pursuant to Rule 144 and there is no existing event of default or existing event which, with the passage of time or the giving of notice, would constitute an event of default during such period.

The 2012 Convertible Debentures contain certain limitations on conversion. No conversion may be made if, after giving effect to the conversion, any holder would beneifially own in excess of 4.99% of the Company’s outstanding shares of common stock. This percentage may be increased to a percentage not to exceed 9.99%, at the option of such holder, except any increase will not be effective until the holder has given 61 days’ prior notice to the Company.

The 2012 Convertible Debentures impose penalties on the Company for any failure to timely deliver any shares of its common stock issuable upon conversion.

B.	Events of default and holder’s contingent redemption option

If there is an event of default as stipulated in the agreement, then by election of the holders holding at least 60% of the 2012 Convertible Debentures, the Company must redeem all of the 2012 Convertible Debentures in cash for 112% of the outstanding principal, together with all unpaid and accrued interest, all interest that would have been payable through the maturity date and any other amounts due under the 2012 Convertible Debentures (such amount, the “Mandatory Default Amount”). The Mandatory Default Amount will accrue interest at a rate of 24% per annum commencing on the fifth calendar date following the relevant event of default.

C.	Holder’s noncontingent redemption option

Commencing 18 months following the original issuance date of the 2012 Convertible Debentures, the holders may require the Company to redeem all or a portion of the 2012 Convertible Debentures, for a price equal to 112% of the amount of principal to be redeemed plus all accrued but unpaid interest and other amounts due under the 2012 Convertible Debentures.

D.	Company’s noncontingent redemption option

Commencing 6 months following the original issuance date of the 2012 Convertible Debentures, the Company may redeem all or a portion of the 2012 Convertible Debentures for a price equal to 112% of the amount of principal to be redeemed plus all accrued but unpaid interest and other amounts due under the 2012 Convertible Debentures.

E.	Covenants

The 2012 Convertible Debentures contain certain covenants which prohibit or limit the Company’s and its subsidiaries ability to, among other things:

1.	pay cash dividends to its stockholders;
2.	redeem, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock or Common Stock equivalents;
3.	incur additional indebtedness;
4.	permit liens on assets or conduct sales of assets;

F-18

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5.	effectuate stock splits until April 5, 2013, except in connection with an initial listing on a national securities exchange or to meet the continued listing requirements of such exchange;
6.	cease making public filings under the Securities Exchange Act of 1934, as amended;
7.	engage in transactions with affiliates; and
8.	amend its charter documents in a way that would materially and adversely affect any holder of the Debentures.

F.	Pro rata distributions

If the Company, at any time while the 2012 Convertible Debentures are outstanding, distributes to all holders of common stock evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security other than the common stock, then, upon any conversion of the 2012 Convertible Debentures, the holder shall be entitled to receive such distribution to the same extent that the holder would have if the holder had held the number of conversion shares issued upon such conversion of the 2012 Convertible Debentures immediately before the date on which a record was taken for such distribution, or, if no such record was taken, the date as of which the record holders of shares of common stock were determined for the participation in such distribution.

2)	2012 Warrants

A.	Exercisability

The 2012 Warrants are immediately exercisable and, in the aggregate, entitle the holders to purchase up to 835,866 shares of common stock. The 2012 Warrants have an initial exercise price of $7.20 per share payable in cash. ” The 2012 Warrants expire on April 5, 2017.

Similar to the 2012 Convertible Debentures, the 2012 Warrants also contain limitations on exercise that would cause the holder to beneficially own in excess of 4.99% or 9.99% of the Company’s outstanding common stock.

B.	Anti-dilution protection

The exercise price of the 2012 Warrants and the number of shares issuable upon exercise of the 2012 Warrants are subject to adjustments for stock splits, combinations or similar events.

C.	“Most favored nation”

The 2012 Warrants are also subject to an adjustment pursuant to which, in the event that the Company issues or is deemed to have issued certain securities with terms that are superior to those of the 2012 Warrants, except with respect to exercise price and warrant coverage, the superior terms will automatically be incorporated into the 2012 Warrants.

D.	Contingent holder redemption option

Upon the occurrence of a transaction involving a change of control that is (i) an all cash transaction, (ii) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended, or (iii) involving a person or entity not traded on a national securities exchange, the holders of the 2012 Warrants will have the right, among others, to have the 2012 Warrants repurchased for a purchase price in cash equal to the Black-Scholes value of the then unexercised portion of the 2012 Warrants.

F-19

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

E.	Pro rata distributions

Similar to the 2012 Convertible Debentures, the 2012 Warrants allow exercising holders to participate in pro rata distributions.

F.	Public information failure

If the Company fails for any reason to satisfy the current public information requirement under Rule 144(c) then, in addition to any other remedies available to the holders, the Company must pay to the holders, in cash, partial liquidated damages as set forth in the agreement.

3)	Transaction costs

In connection with the Transaction, the Company paid issuance costs, including placement agent and legal fees, of approximately $1,200 thousand, and issued five-year warrants (“2012 Placement Agents Warrants”) to purchase 78,078 shares of the Company’s common stock at an exercise price of $7.20 per share to the placement agent.

4)	Accounting treatment

A.	2012 Warrants

The Company determined, based on the provisions of ASC 480-10-25-8, that equity classification is precluded because of the redeemable option of the holders in the event of a change in control (in certain conditions), which is an event that is not within the Company’s control. Accordingly, the 2012 Warrants are classified as a liability in the Consolidated Balance Sheets and measured at fair value at each reporting period. The fair value of the 2012 Warrants is estimated using the Black-Scholes valuation model. See Note 2u.

In calculating the fair value of the 2012 Warrants (including the 2012 Placement Agents Warrants), the Company used the following assumptions: expected term of 5 and 4.76 years for the transaction date and for June 30, 2012, respectively; expected volatility of 66.1% and 69.6% for the transaction date and for June 30, 2012, respectively; risk-free interest rate of 1.01% and 0.72% for the transaction date and for June 30, 2012, respectively; and dividend yield of 0%.

B.	2012 Convertible Debentures

In accordance with ASC 470-20, “Debt with Conversion and Other Options,” the Company determined that a BCF existed at the issuance date of the 2012 Convertible Debentures. The BCF amounting to $3,790 thousand was recorded in equity.

In addition, the Company analyzed the holders’ contingent redemption option based on the guidance stipulated in Topic 815, and concluded that the holders’ contingent redemption option is not clearly and closely related to the debt host contract. Thus, the Company bifurcated and accounted for it separately as an embedded derivative and classified it, together with the 2012 Convertible Debentures, in its statement of financial position. This embedded derivative will be measured at fair value at each reporting period. The fair value of the embedded derivative is estimated using the binominal valuation model.

In addition, the Company analyzed the holders’ noncontingent redemption option and determined that the prepayment options are clearly and closely related to the debt host contract and should not be bifurcated from the 2012 Convertible Debentures.

F-20

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The gross proceeds amounting to $11,000 thousand from the 2012 Convertible Debentures transaction were allocated as follows:

•	2012 Warrants at fair value - $2,807 thousand based on their fair value;
•	embedded derivative - $8 thousand based on its fair value; and
•	2012 Convertible Debentures - $8,185 thousand based on the residual amount after the allocation of other components as described above. In addition, an amount of $3,790 thousand was recognized as a BCF against the 2012 Convertible Debentures.

The 2012 Convertible Debentures are subsequently measured at amortized cost on the basis of the effective interest method over the loan period until the maturity date.

C.	Transaction costs

Direct transaction costs of $1,394 thousand, which included the placement agents fees and the 2012 Placement Agents Warrants valued at $262 thousand as of the transaction date , as well as other issuance costs, were allocated to the various instruments associated with the 2012 Convertible Debentures pro-rata to the amount such instruments were recorded as of the transaction date. The amounts that were allocated to the 2012 Warrants at fair value and embedded derivative were recorded in “Financial expenses” and the remainder amounting to $1,037 thousand was recorded as “Deferred debt issuance costs” in the Consolidated Balance Sheets and will be amortized over the loan period using the effective interest method until the maturity date.

b.	In July 2010, InspireMD Ltd. entered into a securities purchase agreement, pursuant to which InspireMD Ltd. issued (i) 8% senior convertible debentures in the principal amount of $1.58 million (the “2010 Convertible Debentures”) and (ii) three year warrants (the “2010 Warrants”) to purchase up to 253,628 shares of common stock at an exercise price of $4.92 per share (as adjusted for the Share Exchange) in exchange for aggregate gross proceeds of $1.58 million. The 2010 Convertible Debentures accrued interest at the annual rate of 8% and were payable on the later of (i) two months following receipt by InspireMD Ltd. of a tax ruling from the Israeli Tax Authority that the issuance of shares of a U.S. “shell company” in exchange for securities held by shareholders and option holders of InspireMD Ltd. would constitute a deferred tax event for InspireMD Ltd. and/or its security holders or (ii) the six month anniversary of the issuance of the 2010 Convertible Debentures (the “Original Maturity Date); provided however, that so long as the Company was not in default under the 2010 Convertible Debentures, InspireMD Ltd. had the right to extend the maturity date of the 2010 Convertible Debentures to nine months following the Original Maturity Date (the “Second Maturity Date”).

If InspireMD Ltd. completed a qualified financing in connection with a reverse merger prior to the Original Maturity Date, or the Second Maturity Date, if applicable, the holders of the 2010 Convertible Debentures had the option to convert the 2010 Convertible Debentures into shares of common stock of the surviving corporation at $6.00 per share or be repaid in cash.

In addition, provided that there was not an event of default, if InspireMD Ltd. completed a financing for at least $3 million prior to the Second Maturity Date, the 2010 Convertible Debentures would automatically convert into ordinary shares of InspireMD Ltd. at a 15% discount to the pricing of the new financing.

Finally, if an event of default had not occurred, and any 2010 Convertible Debentures were still outstanding, following the Second Maturity Date, such 2010 Convertible Debentures would automatically convert into ordinary shares of InspireMD Ltd. (i) if InspireMD Ltd. completed a financing for at least $3 million prior to the one year anniversary of the Second Maturity Date, at a 15% discount to the pricing of the new financing, or (ii) or if InspireMD Ltd. did not complete a financing for at least $3 million prior to the one year anniversary of the Second Maturity Date, at $10 per ordinary share.

F-21

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Upon an event of default under the 2010 Convertible Debentures, the holders had the right to demand payment of all then unpaid principal and accrued but unpaid interest under the 2010 Convertible Debentures.

The Company elected to apply the fair value option regarding the 2010 Convertible Debentures in accordance with ASC 825 (i.e. the 2010 Convertible Debentures were measured at each balance sheet date at fair value and the changes in their fair value were recorded in profit and loss). See Note 3.

The proceeds from the 2010 Convertible Debenture Transaction were allocated to the 2010 Convertible Debentures at their fair value with the residual proceeds ascribed to the 2010 Warrants as follows:

•   2010 Debenture at fair value - $1,133 thousand; and

•   2010 Warrants - $447 thousand, net of $23 thousand direct transaction costs.

The issuance of the 2010 Warrants was recorded in the “Additional paid-in capital”, net of $23 thousand direct transaction costs allocated to the 2010 Warrants.

On March 31, 2011, holders of the 2010 Convertible Debentures surrendered $667,596 of outstanding principal and interest due under such debentures in exchange for shares of common stock and warrants as part of the Company’s private placement on such date (the “Debt Conversions”) as described in Note 10b.

As a result of the Debt Conversions, there was $1 million of unpaid principal outstanding remaining under the 2010 Convertible Debentures on March 31, 2011, which was repaid by the Company in May 2011, plus all accrued interest thereon.

c.	On January 4, 2011, InspireMD Ltd. entered into a convertible loan agreement with its distributor in Israel (the “Lender”), in the amount of $100 thousand subject to the following conditions:

•	the convertible loan did not bear annual interest;
•	in the event of a share exchange or similar transaction, the Lender would have, at its sole discretion, the option to convert the loan into either (i) shares of the Company’s common stock at a price of $4.92 per share ($10 per share prior to the Share Exchange), or (ii) the Company’s product at a price of 400 euro per unit (which represented the market price for the Lender);
•	in the event that the Company did not close a share exchange or similar transaction by June 1, 2011, the Lender had the right to extend the loan and its terms for up to an additional 6 months (as noted in Note 1, the Exchange Agreement was closed on March 31, 2011); and
•	in no event was cash required to be repaid by the Company.

On June 1, 2011 the Lender surrendered the $100 thousand convertible loan in exchange for 20,290 shares of common stock of the Company.

d.	In April 2008 InspireMD Ltd. entered into a convertible loan agreement with certain lenders. Under this agreement, the lenders were issued convertible notes in the aggregate principal amount of $720 thousand, bearing annual interest of 10%, in exchange for $720 thousand. While the notes did not have a maturity date, they were repayable on demand upon an event of default. The notes were convertible, at any time, into ordinary shares of InspireMD Ltd. at the option of the holders.

The notes were automatically convertible into ordinary shares of InspireMD Ltd. if InspireMD Ltd. completed a financing that resulted in at least $1 million (“qualified financing”), at the lower conversion price of: (i) $5.92; or (ii) a discount of 30% on the price per share in such qualified financing.

F-22

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The notes were also automatically convertible into ordinary shares of InspireMD Ltd. upon an initial public offering (“IPO”) or upon a consolidation, merger or sale of all assets or shares of InspireMD Ltd. (“exit transaction”), at the lower conversion price of: (i) $5.92; or (ii) a discount of 20% on the price per share in such exit transaction.

In accordance with ASC 470-20 "Debt with Conversion and Other Options",, the Company determined that a BCF existed at the issuance date of these notes, totaling $308 thousand. Because these notes did not have a stated redemption date (except on an event of default), and could be converted by the holder at any time, the BCF was recognized immediately on the issuance date under “Financial expenses (income)-net” in the Consolidated Statements of Operations.

In March 2009 these convertible notes were fully repaid (principal and accrued interest) due to a breach of the covenants by InspireMD Ltd. InspireMD Ltd. allocated the proceeds paid between the portion related to the redemption of the beneficial conversion feature and that related to the convertible loan, based on the guidance in ASC 470-20. The Company measured the portion allocated to the beneficial conversion feature based on the intrinsic value of the conversion feature at the extinguishment date, which amounted to $308 thousand (which equals the original BCF since the price of InspireMD Ltd.’s shares on the issuance date and the redemption date was the same). Accordingly, the difference between the amount allocated to the BCF plus the loan’s carrying amount, and the cash paid, was recognized as financial income in the Consolidated Statements of Operations.

NOTE 7 -	LONG-TERM LOAN

In January 2009, InspireMD Ltd. signed a loan agreement with Mizrahi Tefahot Bank. According to the agreement, InspireMD Ltd. was entitled to receive the following:

1.	A loan (the “First Loan”) amounting to $750 thousand, bearing annual interest (paid quarterly) equal to the London Interbank Offer Rate plus 4%. The loan was payable in eight quarterly installments beginning in April 2010.

2.	An additional loan (the “Second Loan”) amounting to $750 thousand, to be received no later than August 3, 2009, subject to certain terms. InspireMD Ltd. did not meet the specific terms and therefore was not able to receive the Second Loan.

3.	A credit line amounting to $500 thousand for the purpose of financing export shipments. The credit line was not utilized by the Company.

In addition, InspireMD Ltd. was required to pay an additional $250 thousand in the following events:

1.	A liquidity event of at least $100 million (as stipulated in the agreement); or

2.	An IPO in which the Company’s valuation was at least $100 million.

InspireMD Ltd. granted to the bank a floating lien on all of its assets, as well as a fixed lien on all of its intellectual property and rights of future payments from the Company’s clients. InspireMD Ltd. also committed to maintain in its bank account a minimum of $250 thousand in order to support an estimated cash burn rate of three months of activity based on average monthly cash flow in the preceding three months. This amount was recorded in the Consolidated Balance Sheets under “Restricted cash.”

F-23

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

On February 2009 InspireMD Ltd. received the First Loan and, in accordance with the loan agreement, issued 58,704 ordinary shares to the bank. Subsequently, InspireMD Ltd. estimated the fair value of the First Loan, the Second Loan, the credit line and the 58,704 ordinary shares issued to the bank using the following assumptions:

1.	Discount rate of 25.13% per year calculated by using Altman-Z score model
2.	Probability of realizing the Second Loan - 40%
3.	Probability of realizing the credit line - 80%

The relative fair value of each component based on the valuation report was as follows:

1.	The First Loan - $540 thousand
2.	The Second Loan option - $20 thousand
3.	The credit line - $59 thousand
4.	The 58,704 ordinary shares issued to the bank - $290 thousand

The First Loan was subsequently measured at amortized cost on the basis of the effective interest method over the loan period.

The Second Loan option and the credit line have been recorded in the Consolidated Financial Statements in “Financial expenses” during 2009.

The 58,704 ordinary shares were recorded as equity according to their fair market value at the time.

Direct transaction costs of $41 thousand were recorded as deferred debt issuance costs in the Consolidated Balance Sheet and were amortized over the First Loan period.

In November 2010, InspireMD Ltd. was asked by Mizrahi Tefahot Bank to grant it a fixed lien in the amount of $300 thousand that would replace the $250 thousand of restricted cash since the actual cash burn rate was higher than the cash amount maintained in the Company’s bank account. The transaction was effectuated in January 2011.

On July 20, 2011, Mizrahi Tefahot Bank approved the release of a fixed lien in the amount of $300 thousand. Following the approval, $300 thousand of restricted cash was classified to cash and cash equivalents.

In March 2012, following the complete repayment of the loan, Mizrahi Tefahot Bank approved the release of the floating lien.

NOTE 8 -	RELATED PARTIES TRANSACTIONS

a.	In January 2009, InspireMD Ltd. signed a sub-lease agreement with a company controlled by the Company’s shareholders, for a period of 12.5 months, for a monthly rent payment of $1 thousand. In 2010, the rent period was extended for an additional year, and the rent payments increased by 10%. In 2011, the rent period was extended for an additional year, through February 2012. The sub-lease agreement was not renewed.

b.	On May 6, 2008, InspireMD Ltd. entered into a consultancy agreement (the “2008 Consultancy Agreement”) for marketing services with a member of the immediate family of the CEO. Pursuant to the 2008 Consultancy Agreement, InspireMD Ltd. paid a fixed hourly fee of $45 (154 NIS) in Israel and a fixed daily fee of $400 when traveling abroad with respect to the consulting services. On September 1, 2011, effective April 1, 2011, the 2008 Consultancy Agreement was terminated and InspireMD Ltd. entered into a new consultancy agreement (the “2011 Consultancy Agreement”) pursuant to which the consultant was retained to serve as the Company’s vice president of sales. Pursuant to the agreement, she was paid a monthly consultancy fee of $12,500 from April 1, 2011 through June 30, 2011 and a monthly consultancy fee of $15,500 thereafter. On July 2, 2012, effective August 1, 2012, the 2011 Consultancy Agreement was termainated and InspireMD Ltd. entered into a new consultancy agreement (the “2012 Consultancy Agreement”) pursuant to which the consultant would be retained for sale services. Pursuant to the agreement, she would be entitled to a fixed fee of $625 (2,500 NIS) for each full working day and a bonus fee up to $10,000 (40,000 NIS) upon 100% achievement of set objectives. The Consultancy Agreement has a termination date of September 30, 2012, but could be terminated without cause by InspireMD Ltd. upon 7 days’ notice, and may be terminated with cause by InspireMD Ltd. immediately, upon the occurrence of certain events, such as a breach of fiduciary duties owed to the Company.

F-24

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

c.	During 2007, InspireMD Ltd received a loan of $40 thousand from its controlling shareholders. Half of the loan was paid during 2009, and the second half was paid during 2011.

d.	On April 1, 2005, InspireMD Ltd. entered into employment agreements with the Company’s president and the Company’s CEO (both are directors and shareholders). Such employment agreements were subsequently amended on October 1, 2008 (in the case of the Company’s CEO) and March 28, 2011 (in the case of both the president and the CEO). Pursuant to these employment agreements, as amended on March 28, 2011, each officer was entitled to a monthly gross salary of $15,367. Each officer was also entitled to certain social and fringe benefits as set forth in the employment agreements, which totaled 25% of their gross salary, as well as a company car. Each officer was also entitled to a minimum bonus equivalent to three monthly gross salary payments based on achievement of objectives and board of directors’ approval. If such officer’s employment was terminated with or without cause, he was entitled to at least six months’ prior notice, and would have been paid his salary and all social and fringe benefits in full during such notice period.

On April 1, 2011, the employment agreements with the Company’s president and CEO were terminated and the Company entered into consulting agreements with the Company’s president and CEO for a monthly consultancy fee of $21,563 each.

At the request of the compensation committee, the Company’s CEO and president agreed, effective as of December 1, 2011, to be treated as employees for purposes of paying their salary and benefits, rather than as consultants under their consulting agreements. In addition, the Company’s CEO and president agreed to formally terminate their consulting agreement upon the execution of an employment agreement with the Company on substantially the same terms as their consultancy agreements. A new employment agreement, however, was never executed with either party.

On June 1, 2012, the president of the Company resigned. In connection with his resignation, effective June 1, 2012, he remains on the Company’s board of directors. In connection with the resignation, the Company and the president entered into a consulting agreement, pursuant to which, among other things, the president agreed to provide the Company with consulting services for a period of six months, terminating on November 30, 2012, in exchange for payments by the Company of $20 thousand per month.

We anticipate that in the near term, Ofir Paz will resign from his position as our chief executive officer. Mr. Paz intends to remain in his position while we conduct a thorough search for an appropriate replacement. We have retained a search firm to assist in this process. Mr. Paz’s resignation reflects our transition from a private medical device start-up company with a promising new technology to a publicly traded company with a successfully tested, commercialized, CE Mark approved product. After his resignation, we anticipate that Mr. Paz will remain one of our directors and maintain his involvement with us, as necessary, on a consulting basis.

F-25

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

e.	During the second half of 2008, InspireMD Ltd. decreased the salaries for most of its employees due to the economic slowdown. InspireMD Ltd. also decreased the salaries of the former president and the CEO. Their salaries were decreased 25%, and an additional 25% was accrued and recorded in “Accounts payable-trade.” The accrued amounts were fully paid as of June 30, 2011.

In September 2009, the 25% decrease in salaries described above was cancelled.

f.	InspireMD Ltd. entered into a license agreement to use a unique stent design developed by an American company owned by a former director of InspireMD Ltd. (“MGuard Prime”). See Note 9b.

g.	Certain directors of the Company were granted options to purchase shares of the Company’s common stock. See Note 10.

h.	Balances with related parties:

	June 30
	2012	2011
	($ in thousands)
	(Audited)	(Unaudited)
Current liabilities:
Other accounts payable	$45	$64

i.	Transactions with related parties:

	Year ended June 30
	2012	2011
	($ in thousands)
	(Audited)	(Unaudited)
Expenses:
Share-based compensation	$9,517	$208
Salaries and related expenses	$305	$227
Consulting fees	$393	$394
Rent income	$(21)	$(16)

NOTE 9 - COMMITMENTS AND CONTINGENT LIABILITIES

a.	Lease commitments:

1)	The Company is a party to two lease agreements for its facilities, which expire in March 2014 and December 2014. The Company has the option, under both agreements, to extend the agreements for two additional two year periods, for a total of four years each.

Rent expense included in the Consolidated Statements of Operations totaled approximately $220 thousand and $133 thousand for the years ended June 30, 2012 and 2011.

F-26

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2012, the aggregate future minimum lease obligations for office rent under non-cancelable operating lease agreements were as follows:

($ in thousands)
(Audited)
Year Ended June 30:
2013	$345
2014	320
2015	122
$787

2)	The Company leases its motor vehicles under non-cancelable operating lease agreements.

As of June 30, 2012, the aggregate future minimum lease obligations for motor vehicles under non-cancelable operating lease agreements were as follows:

($ in thousands)
(Audited)
Year Ended June 30:
2013	$58
2014	46
2015	22
$126

b.	License Agreement:

In March 2010, the Company entered into a new license agreement to use MGuard Prime, a unique stent design developed by an American company owned by a former director of InspireMD Ltd. According to the agreement, the licensor is entitled to receive 7% royalties for sales outside the U.S. and inside the U.S. as follows: 7% royalties for the first $10 million of net sales and 10% royalties for net sales exceeding the first $10 million. Royalties accrued for these sales are included in “Accounts payable and accruals -Other.” Royalties expenses for the years ended June 30, 2012 and 2011 amounted to $201 thousand and $22 thousand, respectively.

c.	Liens and pledges

1)	The Company’s obligations under the 2012 Convertible Debentures (Note 6) are secured by a first priority perfected security interest in all of the assets and properties of the Company and InspireMD Ltd., including the stock of InspireMD Ltd. and InspireMD GmbH.

2)	As of June 30, 2012, the Company had fixed liens amounting to $37 thousand to Bank Mizrahi in connection with the Company’s credit cards.

d.	Litigation:

The Company is a party to various claims arising in the ordinary course of its operations in the aggregate amount of $10 thousand. The Company has not recorded an expense provision related to damages in connection with these matters because management, after considering the views of its legal counsel as well as other factors, is of the opinion that a loss to the Company is neither probable nor in an amount or range of loss that is estimable.

In February 2011, representatives of a third party indicated that they intended to seek damages from the Company in connection with certain finders’ fees that they claim are owed to them. The claimants’ demand was for approximately $1 million. The claimants’ most recent settlement demand, conveyed in April 2011, was for a total of $250 thousand in cash and 62,500 shares of the Company common stock. To date, no lawsuit has been filed and the Company has not accrued a provision in connection with this matter because the Company’s management, after considering the views of its legal counsel as well as other factors, is of the opinion that a loss to the Company is neither probable nor in an amount or range of loss that is estimable.

F-27

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In November 2010, a former senior employee submitted a claim against the Company in the total amount of $430 thousand and options to purchase 507,256 shares of the Company’s common stock at an exercise price of $0.004 per share in the Magistrate’s Court in Tel Aviv, claiming unpaid back wages and commissions. The fair value of those options was valued using the Black-Scholes valuation model at $2.5 million as of the period he claimed to be entitled to the options. In June 2012, the parties reached a settlement agreement for a payment of $88 thousand by the Company to the plaintiff and following the a mutual petition filed by the parties , on July 6, 2012 the Labor Court dismissed the claim. As of June 30, 2012, a provision of $88 thousand was included in the Company’s Consolidated Financial Statements.

In November 2010, an alleged founder and former legal advisor of the Company submitted a claim against the Company for options to purchase 124,014 shares of the Company’s common stock at an exercise price of $0.004 per share in the Magistrate’s Court in Tel Aviv. The fair value of those options was estimated using the Black-Scholes valuation model at $134 thousand as of the grant date. It was during 2005 and 2006 that the Company first became aware of the events that gave rise to this litigation. Also, during this time, the Company had discussions with the plaintiffs on an informal basis. The Company’s management, after considering the views of its legal counsel as well as other factors, recorded a share-based compensation expense of $134 thousand in 2006, in respect of services allegedly provided in 2005 and 2006.

In November 2010, a former legal advisor of the Company submitted in the Magistrate’s Court in Tel Aviv a claim against the Company in the total amount of $53 thousand due to an alleged breach of employment promise. It was during 2005 and 2006 that the Company first became aware of the events that gave rise to this litigation. Also during this time, the Company had discussions with the plaintiff on an informal basis. The Company’s management, after considering the views of its legal counsel as well as other factors, recorded a provision of $53 thousand in 2006.

With respect to the two claims against the Company submitted by an alleged founder and former legal advisor of the Company in November 2010, described above, following a mediation held in January 2012, the parties reached the following settlement agreement: (i) the plaintiff shall be the owner of options to purchase 48,697 shares of common stock of the Company and withdraw their claim for the remaining 75,318 options; and (ii) the Company would withdraw its counterclaim against the plaintiff. In January 2012, the District Court in Tel Aviv approved the settlement and a corresponding judgment was given by the court. Following the settlement agreement, as of December 31, 2011, the provision in the amount of $53 thousand was reversed.

In February 2011, a service provider submitted a claim against the Company in the amount of $327 thousand in the Magistrate’s Court in Tel Aviv, claiming a future success fee and commission for assistance in finding the Company’s distributor in Brazil. The Company’s management, after considering the views of its legal counsel as well as other factors, recorded a provision of $327 thousand in the financial statements in the first quarter of the 2011 calender year. The related expense has been recorded to “General and administrative” within the Consolidated Statements of Operations. On October 5, 2011, the Company filed a counter claim against the plaintiff in the amount of $29 thousand.

F-28

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In August 2011, a former senior employee submitted to the Regional Labor Court in Tel Aviv a claim against the Company for (i) compensation of $118,000 and (ii) a declaratory ruling that he is entitled to exercise 121,742 options to purchase shares of the Company’s common stock at an exercise price of $0.004 per share. 20,290 of such options were not disputed by the Company. On October 21, 2012, the former senior employee exercised 20,290 options. After considering the views of its legal counsel as well as other factors, the Company’s management is of the opinion that a loss to the Company is neither probable nor in an amount or range of loss that is estimable.

In November 2011, a previous service provider of InspireMD Ltd. submitted to the Magistrate Court in Tel Aviv a claim against the Company, InspireMD Ltd. and the Company’s President and the Company’s CEO for a declaratory ruling that it is entitled to convert options to purchase 13,650 of InspireMD Ltd.’s ordinary shares at an exercise price of $3.67 per share into options to purchase 27,696 shares of the Company’s common stock at an exercise price of $1.80 per share, and to convert options to purchase 4,816 of InspireMD Ltd.’s ordinary shares at an exercise price of $10 per share into options to purchase 9,772 shares of the Company’s common stock at an exercise price of $4.92 per share. On July 30, 2012, the parties held a mediation which resulted in a settlement agreement according to which the Company paid $7 thousand plus value added taxes to the plaintiff and the plaintiff waived all of his claims to any options and agreed to the irrevocable dismissal of the above mentioned claim. On August 5, 2012, the court approved the settlement and dismissed the claim.

In December 2011, a statement of claim against the Company was submitted by an alleged finder of the Company, regarding 146,089 options to purchase the Company’s shares. The Company filed its defense in this case on March 11, 2012. The Company and the plaintiff agreed to refer the case to mediation. A second hearing in this case was set for September 20, 2012. After consulting the views of its legal counsel as well as other factors, the Company is unable to assess the probable outcome of this claim.

In July 2012, a purported assignee of options in InspireMD Ltd. submitted a statement of claim against the Company, InspireMD Ltd., and the Company’s CEO and former President for a declaratory and enforcement order that it is entitled to options to purchase 83,637 shares of the Company’s common stock at an exercise price of $0.76 per share. The Company filed its defense in this case on November 8, 2012. A hearing in this case was set for February 21, 2013. After consulting the views of its legal counsel as well as other factors, the Company is unable to assess the probable outcome of this claim.

In December 2012, a previous service provider of InspireMD GmbH submitted to the Labor Court in Buenos Aires, Argentina a claim in the amount of $193,378 plus interest (6% in dollars or 18.5% in pesos), legal expenses and fees (25% of the award) against InspireMD Ltd. and InspireMD GmbH. The Company has not yet engaged with a local law firm for the representation of the Company in these proceedings, however, according to the local lawyers with whom the Company has discussed the lawsuit, the Company has to file its defense by February 1, 2013. As the Company has yet to engage a local law firm to represent it in this claim, the Company cannot evaluate its potential exposure under this claim.

In December 2012, the State of Israel issued a criminal complaint to InspireMD Ltd., the Company’s CEO, former President, and Vice President of Research and Development, alleging that the Company failed to operate its production facilities under an appropriate business license. On January 3, 2013, the Company was granted a 3 month temporary license for its production facility. The Company expects to receive a permanent license within the next 30 days and is currently seeking a dismissal of the criminal complaint. The Company does not expect that this action by the State of Israel will result in any material liability to either the Company or the named individuals.

F-29

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – EQUITY (CAPITAL DEFICIENCY)

a.	Share capital

As of June 30, 2012, the Company has authorized 130,000,000 shares of capital stock, par value $0.0001 per share, of which 125,000,000 are shares of common stock and 5,000,000 are shares of “blank check” preferred stock.

On October 31, 2011, the stockholders approved the authorization of the board of directors, in its discretion, to amend the Amended and Restated Certificate of Incorporation of the Company to effect a reverse stock split of the Company’s common stock at a ratio of one-for-two to one-for-four, such ratio to be determined by the board of directors (the “Reverse Stock Split”), which approval will allow the board of directors to effect the Reverse Stock Split any time prior to the Company’s annual meeting of stockholders in 2012.

As of June 30, 2012, the Company had yet to effect the Reverse Stock Split.

b.	Share exchange and private placement agreements and share issuance

As noted in Note 1 above, in connection with the Share Exchange, the Company issued 12,516,666 shares of its common stock in exchange for 6,242,754 ordinary shares of InspireMD Ltd., which represented all of InspireMD Ltd.’s outstanding shares, resulting in InspireMD Ltd. became a wholly owned subsidiary of the Company.

In connection with the Share Exchange, the Company also assumed all of InspireMD Ltd.’s obligations under InspireMD Ltd.’s outstanding stock options. Immediately prior to the Share Exchange, InspireMD Ltd. had outstanding stock options to purchase an aggregate of 937,256 ordinary shares, which outstanding options became options to purchase an aggregate of 1,901,693 shares of common stock of the Company after giving effect to the Share Exchange. In addition, three-year warrants to purchase up to 125,000 ordinary shares of InspireMD Ltd. at an exercise price of $10 per share were assumed by the Company and converted into warrants to purchase 253,625 shares of the Company’s common stock at an exercise price of $4.92 per share.

In connection with the closing of the Share Exchange, the Company sold 1,613,501 shares of its common stock at a purchase price of $6.00 per share and five-year warrants to purchase up to 806,750 shares of common stock at an exercise price of $7.20 per share in a private placement to accredited investors (the “Private Placement”).

As part of the Private Placement, certain holders of the 2010 Convertible Debentures surrendered $667,596 of outstanding principal and interest due under the 2010 Convertible Debentures in exchange for 111,266 shares of common stock and warrants to purchase an aggregate of 56,383 shares of common stock. The number of shares of common stock and warrants issued in connection with the Debt Conversions are included in the aggregate figures for the Private Placement. As a result, the Company received aggregate cash proceeds of $9,013,404 in the Private Placement.

In connection with the Share Exchange, the Company also entered into a stock escrow agreement with certain stockholders, pursuant to which these stockholders deposited 253,906 shares of common stock held by them and warrants to purchase 208,125 shares of common stock into escrow. These shares and warrants were to be released to the Company for cancellation or surrender to an entity designated by the Company should the Company have $10 million in consolidated revenue, as certified by the Company’s independent auditors, during the first 12 months following the closing of the Private Placement, yet fail, after a good faith effort, to have the Company’s common stock approved for listing on a national securities exchange. If the Company failed to record at least $10 million in consolidated revenue during the first 12 months following the closing of the Private Placement or have its common stock listed on a national securities exchange within 12 months following the closing on the Private Placement, these escrowed shares were to be released back to the stockholders.

F-30

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As it appeared unlikely that the Company would satisfy the revenue threshold set forth above, on November 16, 2011, the Company’s board of directors approved the release of the 253,906 shares of common stock and warrants to purchase 208,125 shares of common stock then held in escrow in order to immediately increase the Company’s public float.

In connection with the Share Exchange, the Company issued certain consultants five-year warrants to purchase up to an aggregate of 625,000 shares of common stock at an exercise price of $6.00 per share in consideration for consulting services related to the Share Exchange, which warrants have a fair value of $1.5 million. The expenses related to the issuance of the warrants are recorded as share-based compensation and treated as issuance costs.

In connection with the Private Placement, the Company paid placement agent fees of approximately $300 thousand and issued five-year warrants to purchase 93,435 shares of the Company’s common stock at an exercise price of $7.20 per share to the placement agent. The fair value of the warrants is $212 thousand.

During the first quarter of 2011 and prior to the Share Exchange, InspireMD Ltd. raised approximately $990 thousand and issued approximately 200,873 ordinary shares through private placements.

On April 18, 2011, the Company issued 166,667 shares of its common stock and five-year warrants to purchase 83,333 shares of the Company’s common stock at an exercise price of $7.20 per share, for an aggregate purchase price of $1,000 thousand, in a private placement.

On April 18, 2011, the Company issued 70,834 shares of its common stock and five-year term warrants to purchase 35,417 shares of the Company’s common stock at an exercise price of $7.20 per share, for an aggregate purchase price of $425 thousand, in a private placement.

In connection with the above-referenced transactions from April 18, 2011, the Company paid placement agent fees of approximately $471 thousand, which were recorded as issuance costs, and five-year term warrants to purchase 14,250 shares of the Company common stock at an exercise price of $7.20 per share to the placement agent. The fair value of those warrants, amounting to $67 thousand, is estimated using the Black-Scholes valuation model.

On April 21, 2011, the Company issued 8,333 shares of its common stock, and five-year term warrants to purchase 4,167 shares of the Company’s common stock at an exercise price of $7.20 per share, for an aggregate purchase price of $50 thousand, in a private placement.

c.	Share-Based Compensation

1)	On March 28, 2011, the board of directors and stockholders of the Company adopted and approved the InspireMD, Inc. 2011 UMBRELLA Option Plan (the “Umbrella Plan”). Under the Umbrella Plan, the Company reserved 2,367,025 shares of the Company’s common stock as awards to the employees, consultants, and service providers to the Company and its subsidiaries and affiliates worldwide. At a special meeting of stockholders of the Company held on October 31, 2011, the stockholders approved an amendment to the Umbrella Plan to add an additional 1,382,975 shares of common stock for a total of 3,750,000 shares.

The Umbrella Plan currently consists of three components, the primary plan document that governs all awards granted under the Umbrella Plan, and two appendices: (i) Appendix A, designated for the purpose of grants of stock options and restricted stock to Israeli employees, consultants, officers and other service providers and other non-U.S. employees, consultants, and service providers, and (ii) Appendix B, which is the 2011 US Equity Incentive Plan, designated for the purpose of grants of stock options and restricted stock awards to U.S. employees, consultants, and service providers who are subject to the U.S. income tax.

F-31

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Umbrella Plan is administered by the compensation committee of the board of directors. Unless terminated earlier by the board of directors, the Umbrella Plan will expire on March 27, 2021.

U.S. federal income tax consequences relating to the transactions described under the Umbrella Plan are set forth in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and treasury regulations in 2004 to regulate all types of deferred compensation. If the requirements of Section 409A of the Code are not satisfied, deferred compensation and earnings thereon will be subject to tax as it vests, plus an interest charge at the underpayment rate plus 1% and a 20% penalty tax. Certain stock options and certain types of restricted stock are subject to Section 409A of the Code.

Pursuant to the current Section 102 of the Ordinance, which came into effect on January 1, 2003, options may be granted through a trustee (i.e., Approved 102 Options) or not through a trustee (i.e., Unapproved 102 Options).

2)	On July 11, 2011, the board of directors of the Company appointed Mr. Sol J. Barer as a new director (“Director A”), with a term expiring at the Company’s 2012 annual meeting of stockholders. In connection with his appointment, Director A was granted an option to purchase 250,000 shares of the Company’s common stock at an exercise price of $6.00 per share (the “$6.00 Option”). The $6.00 Option was exercisable immediately until September 30, 2011. In calculating the fair value of the $6.00 Option, the Company used the following assumptions: dividend yield of 0% and expected term of 0.11 years; expected volatility of 53%; and risk-free interest rate of 0.17%.

In addition, in connection with his appointment, Director A was granted an option to purchase 125,000 shares of common stock at an exercise price of $10.00 per share, the closing price of the common stock on the date of grant (the “$10.00 Option”), subject to the terms and conditions of the 2011 US Equity Incentive Plan under the Umbrella Plan. The $10.00 Option vests and becomes exercisable in three equal annual installments beginning on the one-year anniversary of the date of grant, provided that in the event that Director A is either (i) not reelected as a director at the Company’s 2012 annual meeting of stockholders, or (ii) not nominated for reelection as a director at the Company’s 2012 annual meeting of stockholders, the option vests and becomes exercisable on the date Director A fails to be reelected or nominated. The $10.00 Option has a term of 10 years from the date of grant. In calculating the fair value of the $10.00 Option, the Company used the following assumptions: dividend yield of 0% and expected term of 5.5-6 years; expected volatility of 62%-63%; and risk-free interest rate of 1.67%-1.85%.

The fair value of the options granted to Director A, using the Black-Scholes option pricing model, was approximately $1.7 million.

On September 28, 2011, Director A exercised the $6.00 Option to purchase 250,000 shares of common stock, resulting in gross proceeds to the Company of $1,500 thousand.

F-32

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

On November 16, 2011, the Company’s board of directors approved the appointment of Director A as the chairman of the board of directors. In connection with his appointment as chairman of the board of directors, the Company issued Director A 725,000 shares of common stock and an option to purchase 725,000 shares of common stock at an exercise price of $7.80 per share, the closing price of the common stock on the date of grant. The fair value of the granted shares is approximately $5.7 million and was recorded as an expense in the Consolidated Financial Statements for the year ended June 30, 2012. In calculating the fair value of these options, the Company used the following assumptions: dividend yield of 0% and expected term of 5.5 years; expected volatility of 61.6%; and risk-free interest rate of 1.07%. The options have terms of 10 years from the date of grant, and the vesting terms are as follows: tranche A vests and become exercisable in twenty four equal monthly installments, tranches B and C vest and become exercisable upon meeting certain performance conditions. The fair value of the options, using the Black-Scholes option-pricing model was approximately $3.1 million.

On June 18, 2012, the Company’s board of directors approved the extension of the date by which the conditions to the vesting of tranches B and C must occur. As of this date the performance condition of tranche B was deemed probable and the performance condition of tranche C was deemed not probable. The Company continues to record expense related to tranche B, in accordance with the fair value that was caculated at the grant date. Tranche C was treated as a new grant, and the Company calculated the fair value of the new grant on the date of the extension using the following assumptions: dividend yield of 0% and expected term of 5 years; expected volatility of 66%; and risk-free interest rate of 0.69%. The fair value using the Black-Scholes option-pricing model was approximately $192 thousand.

3)	On August 5, 2011 and effective August 8, 2011, the Board appointed another two new directors ( “Director B” and “Director C”). Director B was appointed for a term expiring at the Company’s 2012 annual meeting of stockholders and Director C was appointed for a term expiring at the Company’s 2013 annual meeting of stockholder. In connection with their appointment, the directors were each granted an option to purchase shares of common stock at an exercise price of $7.80 per share, the closing price of the common stock on the date of grant (the “$7.80 Options”). The grant to Director B was for 25,000 shares and is subject to the terms and conditions of the 2011 US Equity Incentive Plan.

The grant to Director C was for 6,250 shares and is subject to the 2006 Employee Stock Option Plan, a sub-plan of the Company’s 2011 Umbrella Option Plan. The $7.80 Options vests and become exercisable in two equal annual installments beginning on the one-year anniversary of the date of grant. In the case of Director B’s option, in the event that Director B is either (i) not reelected as a director at the Company’s 2012 annual meeting of stockholders, or (ii) not nominated for reelection as a director at the Company’s 2012 annual meeting of stockholders, the option vests and becomes exercisable on the date of Director B’s failure to be reelected or nominated. In the case of Director C’s option, in the event that Director C is required to resign from the board due to medical reasons, the option vests and becomes exercisable on the date of Director C’s resignation for medical reasons. The $7.80 Options have terms of 10 years from the date of grant.

In calculating the fair value of the $7.80 Options, the Company used the following assumptions: dividend yield of 0% and expected term of 3-4 years; expected volatility of 67%-70%; and risk-free interest rate of 0.45%-0.78%.

The fair value of the options granted to the above-mentioned new directors, using the Black-Scholes option-pricing model, is approximately $118 thousand.

4)	On August 5, 2011, options to purchase 81,161 shares of common stock were granted to former directors at a cash exercise price of $4.92 per share replacing options to purchase 81,161 shares of common stock held by former directors that expired during the second quarter of 2011. The options had terms of five years. In calculating the fair value of the options, the Company used the following assumptions: dividend yield of 0% and expected term of 3.5 years; expected volatility of 69%; and risk-free interest rate of 0.62%.

F-33

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The fair value of the options granted to the former directors, using the Black-Scholes option-pricing model, is approximately $424,000.

5)	During 2011, the Company entered into investor relations consulting agreements with investor relations companies to provide investor relations services. Pursuant to the consulting agreements, in addition to monthly fees in a range of $3,000 to $16,500, the Company issued to the investor relations companies:

•	a one-year warrant to purchase 20,290 shares of common stock of the Company at an exercise price of $4.92 per share, valued at $21 thousand;
•	12,500 restricted shares of the Company’s common stock, valued at $62 thousand, and a five-year warrant to purchase 12,500 shares of common stock of the Company at an exercise price of $6.00 per share, valued at $30 thousand; and
•	6,250 shares of the Company’s common stock, valued at $68.75 thousand.

The Company recorded share-based compensation expenses of $181.75 thousand related to these issuances.

6)	On January 30, 2012, the Company appointed a new director (“Director D”) to its board of directors. In connection with his appointment, the Company issued Director D an option to purchase 25,000 shares of its common stock, which will vest one-third annually in 2013, 2014 and 2015 on the anniversary of the date of grant, provided that if he is (i) not reelected as a director at our 2014 annual meeting of stockholders, or (ii) not nominated for reelection as a director at our 2014 annual meeting of stockholders, the option vests and becomes exercisable on the date of such failure to be reelected or nominated.

In calculating the fair value of these options, the Company used the following assumptions: dividend yield of 0% and expected term of 5.5-6.5 years; expected volatility of 58-60%; and risk-free interest rate of 1.01-1.26%. The options have terms of 10 years from the date of grant, and the fair value of the options, using the Black-Scholes option-pricing model, was approximately $106,000.

7)	On June 18, 2012 the Company’s board of directors issued Directors A, B, C and D options to purchase 12,500 shares of common stock at an exercise price of $3.16 per share, the closing price of the common stock on the date of grant. In calculating the fair value of these options, the Company used the following assumptions: dividend yield of 0% and expected term of 5.5-6.5 years; expected volatility of 65%-66%; and risk-free interest rate of 0.78%-0.97%. The options have terms of 10 years from the date of grant, and become exercisable in three equal annual installments. The fair value of the options, using the Black-Scholes option-pricing model, was approximately $23 thousand each.

8)	As of June 30, 2012, the Company had reserved 1,332,967 ordinary shares for issuance under the plans as described above. The following table summarizes information about warrants and share options to employees:

F-34

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	Year ended June 30,
	2012		2011
	(Audited)		(Unaudited)
	Number of warrants and options	Weighted average exercise price	Number of warrants and options	Weighted average exercise price
Outstanding - beginning of period	1,098,631	$3.60	636,097	$3.00
Granted*	1,579,250	6.80	510,216	4.48
Forfeited	(106,799)	8.44	(47,682)	5.36
Exercised	(250,000)	6.00	-	-

Outstanding -end of period	2,321,083	$5.28	1,098,631	$3.60

Exercisable at the end of the period	904,108	$3.04	595,602	$2.64

* Including 372,500 options with performance conditions in the year ended June 30, 2012.

The following table summarizes information about warrants and share options to non-employees:

	Year ended June 30,
	2012		2011
	(Audited)		(Unaudited)
	Number of warrants and options	Weighted average exercise price	Number of warrants and options	Weighted average exercise price
Outstanding - beginning of period	1,999,103	$3.60	918,235	$0.88
Granted*	239,086	5.04	1,136,718	5.76
Forfeited	(114,246)	2.44	(55,849)	2.36
Exercised	-	-	-	-

Outstanding - end of period	2,123,943	$3.80	1,999,103	$3.60

Exercisable at the end of the period	2,056,710	$3.76	1,966,892	$3.56

* Including 19,479 and 24,349 options with performance conditions in the years ended June 30, 2012 and 2011, respectively. See Note 2m.

F-35

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following table provides additional information about all warrants and options outstanding and exercisable:

	Outstanding as of June 30, 2012
	(Audited)
Exercise price	Warrants and options outstanding	Weighted average remaining contractual life (years)	Warrants and options exercisable
0-0.004	976,534	4.72	925,809
0.732	51,253	3.41	51,253
0.752	83,636	3.73	83,636
2.92	126,250	9.92
3.16	97,500	9.97
3.20	75,000	9.9
3.96	146,089	5.76	146,089
4.92	862,582	4.59	737,681
6.00	784,808	3.79	679,839
6.90	3,652	6.5	3,652
7.00	20,290	3.92	6,764
7.20	188,179	4.2	188,179
7.72	53,750	3.94	16,667
7.80	836,750	9.38	120,833
8.00	10,000	4.18
8.40	2,500	9.5
10.00	125,000	9.04
10.40	1,250	3.98	417
	4,445,024	5.85	2,960,819

The weighted average of the remaining contractual life of total vested and exercisable warrants and options as of June 30, 2012 is 4.46 years.

The aggregate intrinsic value of the total exercisable warrants and options as of June 30, 2012 is $4,440 thousand.

The total intrinsic value of options exercised was $800 thousand for the year ended June 30, 2012. No options were exercised during the year ended June 30, 2011.

The weighted average fair value of warrants and options granted was approximately $4.24 and $3.32 for the years ended June 30, 2012 and 2011, respectively. The weighted average fair value of warrants and options granted was estimated using the Black-Scholes option-pricing model.

9)	The following table sets forth the assumptions that were used in determining the fair value of options granted to employees for the years ended June 30, 2012 and 2011,:

	Year ended June 30
	2012	2011
	(Audited)	(Unaudited)
Expected life	0.17-6.5 years	2.84-6.37 years
Risk-free interest rates	0.03%-2.79%	0.19%-2.79%
Volatility	55%-71%	62%-80%
Dividend yield	0%	0%

F-36

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth the assumptions that were used in determining the fair value of warrants and options granted to non-employees for the years ended June 30, 2012 and 2011:

	Year ended June 30
	2012	2011
	(Audited)	(Unaudited)
Expected life	2-10 years	0.3-10 years
Risk-free interest rates	0.3%-1.97%	0.19%-3.39%
Volatility	47%-65%	53%-87%
Dividend yield	0%	0%

The Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term. Accordingly, as to plain vanilla options granted, the expected term was determined using the simplified method, which takes into consideration the option’s contractual life and the vesting periods (for non-employees, the expected term is equal to the option’s contractual life).

The Company estimates its forfeiture rate based on its employment termination history, and will continue to evaluate the adequacy of the forfeiture rate based on analysis of employee turnover behavior and other factors (for non-employees the forfeiture rate is nil). The annual risk-free rates are based on the yield rates of zero coupon non-index linked U.S. Federal Reserve treasury bonds as both the exercise price and the share price are in dollar terms.  The Company’s expected volatility is derived from a blended volatility, based on its historical data and that of a peer group of public companies.

10)	As of June 30, 2012, the total unrecognized compensation cost on employee and non-employee stock options, related to unvested stock-based compensation, amounted to approximately $2,745 thousand. This cost is expected to be recognized over a weighted-average period of approximately 1.96 years. This expected cost does not include the impact of any future stock-based compensation awards.

The following table summarizes the allocation of total share-based compensation expense in the Consolidated Statements of Operations:

	Year ended June 30
	2012	2011
	($ in thousands)
	(Audited)	(Unaudited)
Revenue	$68	$-
Cost of revenues	192	635
Research and development	370	220
Sales and marketing	375	268
General and administrative	9,549	786
	$10,554	$1,909

F-37

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Company recorded $62 thousand of share-based compensation as part of Property, Plant and Equipment in the year ended June 30, 2011.

d.	Acquisition and cancellation of shares

Following a settlement agreement signed on June 5, 2011, the Company issued 4,696 shares of common stock. The Company issued a stock certificate in the name of the plaintiff for such shares for the Company to hold in trust pending consummation of the settlement terms under the settlement agreement. On June 10, 2012, both parties agreed to amend the settlement agreement to provide that the Company would pay $24 thousand rather than issue the shares. Whereas the shares were never released to the plaintiff, and both parties agreed to cancel the share certificate evidencing the shares, the Company cancelled the shares and recorded $21 thousand as a deduction from equity. The difference was recorded as “General and administrative” based on the cash amount paid net of the fair value of the cancelled shares as of the cancellation date.

e.	On April 5, 2012, the Company issued the 2012 Convertible Debenture and 2012 Warrants to purchase an aggregate of 835,866 shares of its common stock at an exercise price of $7.20 per share in a private placement transaction. See Note 6.

NOTE 11 - TAXES ON INCOME

a.	Tax laws applicable to the Company and its subsidiaries

Taxation in the United States

InspireMD, Inc. is taxed under U.S. tax laws.

Taxation in Israel

InspireMD Ltd. is taxed under the Israeli Income Tax Ordinance.

On December 6, 2011, the "Tax Burden Distribution Law" Legislation Amendment (2011) was published in the Official Gazette. Under this law, the previously approved gradual decrease in the corporate tax rate was cancelled. The Corporate tax rate will increase to 25% beginning 2012.

Taxation in Germany

InspireMD GmbH is taxed according to the tax laws in Germany. Accordingly, the applicable tax rates are corporate tax rate of 15.825% and trade tax rate of 12.075%.

b.	Tax rate applicable to the Company

Amendment of the Law for the Encouragement of Capital Investments, 1959

The Israeli Law for Encouragement of Capital Investments, 1959 was amended as part of the Economic Policy Law for the years 2011-2012, which was passed in the Knesset (the Israeli parliament) on December 29, 2010. The amendment became effective as of January 1, 2011.

The amendment set alternative benefit tracks to the ones then in place, as follows: (i) an investment grants track designed for enterprises located in national development zone A and (ii) two new tax benefits tracks (for preferred enterprises and for special preferred enterprises), which provide for application of a unified tax rate to all preferred income of the company, as defined in the amendment.

F-38

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The tax rates at company level, under the law, were as follows:

Years	Development Zone A	Other Areas in Israel

“Preferred enterprise”
2011-2012	10%	15%
2013-2014	7%	12.5%
2015 and thereafter	6%	12%
“Special Preferred Enterprise” commencing 2011	5%	8%

The benefits granted to the preferred enterprises were to be unlimited in time, unlike the benefits granted to special preferred enterprises, which were to be limited for a period of 10 years. The benefits were to be granted to companies that qualified under criteria set in the amendment; for the most part, those criteria were similar to the criteria that were set in the law prior to its amendment.

Under the transitional provisions of the amendment, an Israeli company was allowed to continue to enjoy the tax benefits available under the law prior to its amendment until the end of the period of benefits, as defined in the law. The company was allowed to set the “year of election” no later than tax year 2012, provided that the minimum qualifying investment commenced not later than the end of 2010. On each year during the period of benefits, the company would have been able to opt for application of the amendment, thereby making available to itself the tax rates above. Company’s opting for application of the amendment was irrecoverable.

c.	Carry forward tax losses

As of June 30, 2012, InspireMD Ltd. had a net carry forward tax loss of approximately $18 million. Under Israeli tax laws, the carry forward tax losses can be utilized indefinitely. InspireMD, Inc. had a net carry forward tax loss of approximately $10 million. Under U.S. tax laws, InspireMD, Inc.’s tax losses can be utilized two years back and twenty years forward. InspireMD, Inc.'s carry forward tax losses will begin to expire on June 30, 2031.

d.	Tax assessments

The Company and its subsidiaries have not been assessed for tax purposes since incorporation.

e.	Loss before income taxes

The components of loss before income taxes are as follows:

	Year ended June 30
	2012	2011
	($ in thousands)
	(Audited)	(Unaudited)
Profit (loss) before taxes on income:
InspireMD, Inc.	$(11,078)	$(504)
InspireMD Ltd.	(6,501)	(5,618)
InspireMD GmbH	(4)	(18)
	$(17,583)	$(6,140)

F-39

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Current taxes on income

Tax expenses in the amount of $14 thousand and $37 thousand for the years ended June 30, 2012 and 2011, respectively, are related to non-U.S. operations.

Following is a reconciliation of the theoretical tax expense, assuming all income were taxed at the regular tax rates applicable to the Company in the U.S. (see c above), and the actual tax expense:

	Year ended June 30
	2012	2011
	($ in thousands)
	(Audited)	(Unaudited)
Loss before taxes on income, as reported in the statements of operations	$17,583	$6,140
Theoretical tax benefit	(5,984)	(2,083)
Increase in tax benefit resulting from permanent differences	1,448	499

Increase (decrease) in taxes on income resulting from the computation of deferred taxes at a rate which is different from the theoretical rate	(75)	(31)
Increase (decrease) in uncertain tax positions - net	(71)	19
Decrease in theoretical tax benefit resulting from subsidiaries different tax rate	1,408	592
Change in corporate tax rates, see c above	(245)	(546)
Change in valuation allowance	3,533	1,587
	$14	$37

As of June 30, 2012 and 2011, the Company determined that it was more likely than not that the benefit of the operating losses would not be realized and consequently, management concluded that full valuation allowances should be established regarding the Company’s deferred tax assets.

The changes in the valuation allowance for the years ended June 30, 2012 and 2011 were as follows:

	Year ended June 30
	2012	2011
	($ in thousands)
	(Audited)	(Unaudited)
Balance at the beginning of the year	$4,517	$2,930
Changes during the year	3,533	1,587
Balance at the end of the year	$8,050	$4,517

F-40

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

f.	Accounting for Uncertain Tax position

Following is a reconciliation of the total amounts of the Company’s unrecognized tax benefits during the year ended June 30, 2012 and 2011:

	Year ended June 30
	2012	2011
	($ in thousands)
	(Audited)	(Unaudited)
Balance at beginning of period	$71	$52
Increase in unrecognized tax benefits as a result of tax positions taken during the year		19
Decrease in unrecognized tax benefits as a result of tax positions taken during a prior year	(71)
Balance at end of period	$-	$71

All of the above amounts of unrecognized tax benefits would affect the effective tax rate if recognized.

A summary of open tax years by major jurisdiction is presented below:

Jurisdiction	Years
U.S.	2008-2011
Israel	2006-2011
Germany	2008-2011

The Company and its subsidiaries applied for a change of fiscal year for its tax filings to end in June 30, 2012 in the different territories.

g.	Deferred income tax:

	Year ended June 30
	2012	2011
	($ in thousands)
	(Audited)	(Unaudited)
Short-term:
Allowance for doubtful accounts	54	39
Provision for vacation and recreation pay	70	73
	124	112
Long-term:
R&D expenses	746	377
Beneficial conversion feature	(1,251)	-
Non cash issuance costs	89	-
Share-based compensation	693	-
Carry forward tax losses	7,631	4,010
Accrued severance pay, net	18	18
	7,926	4,405
Less-valuation allowance	(8,050)	(4,517)
	$-	$-

F-41

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION

Balance sheets:

a.	Accounts receivable:

	Year Ended June 30,
	2012	2011
	($ in thousands)
	(Audited)	(Unaudited)
1) Trade:
Open accounts	$2,039	$769
Allowance for doubtful accounts	(215)	(155)
	$1,824	$614
2) Other:
Due from government institutions	$124	$77
Advance payments to suppliers	118	67
Miscellaneous	22	41
	$264	$185

The changes in “Allowance for doubtful accounts” during the years ended June 30, 2012 and 2011 are as follows:

	Year ended June 30
	2012	2011
	($ in thousands)
	(Audited)	(Unaudited)
Balance at beginning of period	$155	10
Additions during the period	78	140
Exchange rate differences	(18)	(5)
Balance at end of period	$215	$155

b.	Inventories:

	June 30,
	2012	2011
	($ in thousands)
	(Audited)	(Unaudited)
Finished goods	$479	$105
Work in process	1,115	1,049
Raw materials and supplies	150	317
	$1,744	$1,471

As of June 30, 2012, the Company recorded a provision for slow moving inventory in the amount of $443 thousand.

c.	Inventory on consignment

The changes in inventory on consignment during the years ended June 30, 2012 and 2011 are as follows:

F-42

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	Year ended June 30,
	2012	2011
	($ in thousands)
	(Audited)	(Unaudited)
Balance at beginning of period	$82	$319
Costs of revenues deferred during the period	63	288
Costs of revenues recognized during the period	(82)	(525)
Balance at end of period	$63	$82

As of June 30, 2012 and 2011, Inventory on consignment included an amount of $63 thousand and $82 thousand, respectively, related to products sales for which product returns could not be reliably estimated, with the remainder relating to products sales for which returns were reliably estimated.

d.	Accounts payable and accruals-other:

	June 30,
	2012	2011
	($ in thousands)
	(Audited)	(Unaudited)
Employees and employee institutions	$438	$434
Accrued vacation and recreation pay	272	287
Accrued clinical trials expenses	607	193
Provision for sales commissions	194	140
Accrued expenses	1,197	967
Due to government institutions	22
Provision for returns	139	189
Taxes payable	56	134
	$2,925	$2,344

e.	Deferred revenues

The changes in deferred revenues during the years ending June 30, 2012 and 2011 are as follows:

	Year ended June 30
	2012	2011
	($ in thousands)
	(Audited)	(Unaudited)
Balance at beginning of period	$-	$354
Revenue deferred during the period	25	21
Revenue recognized during the period	(15)	(375)
Balance at end of period	$10	$-

F-43

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Statements of Operation:

f.	Financial expenses, net:

	Year ended June 30
	2012	2011
	($ in thousands)
	(Audited)	(Unaudited)
Bank commissions	$50	$69
Interest income	(40)	(6)
Exchange rate differences	112	94
Interest expense (including debt issuance costs)	1,238	755
Change in fair value of warrants and embedded derivatives	(1,322)
	$38	$912

NOTE 13 - ENTITY WIDE DISCLOSURES

The Company operates in one operating segment.

Disaggregated financial data is provided below as follows:

(1) Revenues by geographic area and

(2) Revenues from principal customers.

Revenues are attributed to geographic areas based on the location of the customers. The following is a summary of revenues by geographic areas:

	Year ended June 30
	2012	2011
	($ in thousands)
	(Audited)	(Unaudited)
Russia	$812	-
India	120	$1,083
Germany	445	582
Other	3,972	3,005
	$5,349	$4,670

By principal customers:

	Year ended June 30
	2012	2011
	(Audited)	(Unaudited)
Customer A	15%	-%
Customer B	2%	23%
Customer C	8%	12%

All tangible long lived assets are located in Israel.

F-44

INSPIREMD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - SUBSEQUENT EVENTS:

On August 1, 2012 the Company’s board of directors issued a consultant options with certain performance conditions to purchase 50,000 shares of common stock at an exercise price of $4.72 per share, the closing price of the common stock on the date of grant.

On July 2, 2012, effective August 1, 2012, InspireMD Ltd. entered into a consultancy agreement (the “First Consultancy Agreement”) with a member of the immediate family of the CEO, pursuant to which the consultant would be retained for sales services. Pursuant to the agreement, she would be entitled to a fixed fee of $625 (2,500 NIS) for each full working day and a bonus fee up to $10,000 (40,000 NIS) upon 100% achievement of set objectives. The First Consultancy Agreement was terminated on September 30, 2012.

On August 27, 2012, InspireMD Ltd. entered into a revised consultancy agreement (the “Second Consultancy Agreement”) with a member of the immediate family of the CEO, pursuant to which the consultant would be retained for sales and marketing services. Pursuant to the agreement, she is entitled to options to purchase 60,871 shares of common stock at an exercise price of $5.80 per share. The revised agreement also extended to September 2014 the exercise date on 30,435 options scheduled to expire upon the termination of the First Consultancy Agreement.

On October 22, 2012, the Company, InspireMD Ltd. and the licensor entered into the First Amendment to License Agreement (see Note 9b), which amended the license agreement described above. Pursuant to the amendment, amongst other things, the licensor agreed to reduce the royalty owed with respect to sales of MGuard Prime to 2.9% of all net sales both inside and outside the U.S. in exchange for (i) InspireMD Ltd. waiving $85,000 in regulatory fees for the CE Mark that are owed by the licensor to InspireMD Ltd., (ii) InspireMD Ltd. making full payment of royalties in the amount of $205,587 due to the licensor as of September 30, 2012 and (iii) 215,000 shares of the Company’s common stock, that were valued at the closing price of the common stock on October 19, 2012 at $8.20 per share. The consideration of the transaction is to be recorded as intangible asset and In process research and development expenses based on the MGuard Prime registration status in the various territories.

On October 24, 2012, the Company announced that its proprietary MGuard Embolic Protection Stent (EPS) was shown to be significantly superior when compared to standard bare metal and drug eluting stents in achieving complete ST resolution and restoring normal blood flow in a major study of 432 randomized patients undergoing emergency coronary intervention for potentially fatal heart attacks.

On December 21, 2012 at the Annual Meeting of Stockholders of the Company, it was voted to amend the Umbrella Plan to increase the total number of shares of common stock authorized for issuance under such plan by 5 million shares and to permit the awarding of incentive stock options pursuant to the U.S. portion of the plan.

From July 1, 2012 until the date of the report, the Company issued a total of 771,640 shares of its common stock in connection with the exercise of 771,640 options and warrants. The Company received aggregate cash proceeds equal to approximately $1 million in connection with such exercises.

F-45